Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252018

PROSPECTUS

CREATD, INC.

4,719,531 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 4,719,531 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholder identified in this prospectus under “Selling Stockholder” (the “Offering”) pursuant to the December 2020 Financing (as defined within). We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

The Selling Stockholders may sell the Shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Common Stock is listed on The NASDAQ Capital Market under the symbol “CRTD”. On January 27, 2021, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $3.87 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2021.

i

ABOUT THIS PROSPECTUS

This prospectus on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Selling Stockholders are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Creatd,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Creatd, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

ii

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

is prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 5, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

Overview

Creatd, Inc. is the parent company and creator of the Vocal platform. Our mission is to empower creators, brands, and entrepreneurs through technology and the spirit of partnership.

The Vocal Platform

Vocal, Creatd’s flagship product, is a robust, proprietary technology platform that provides best-in-class tools, safe and curated communities, and monetization opportunities that enable creators to find a receptive audience and get rewarded.

Through Vocal, content creators can get discovered and monetize their content by connecting to their ideal audiences and partnering with the brands that want to reach those audiences. Since its initial launch in 2016, Vocal has become one of the fastest growing communities for content creators of all kinds, including writers, musicians, podcasters, photographers, and more; as of November 2020, Vocal has reached over 810,000 freemium creators and 7,500 Vocal+ paid subscribers across its 34 owned and operated niche communities.

Creatd’s resources and Vocal’s proprietary technology work in tandem to amplify creators’ discoverability and potential earnings, help direct-to-consumer brands achieve conversions and reach their target audiences, and generate value for all of Creatd’s stakeholders. Further, the Vocal platform’s unique and flexible underlying architecture provides for scalable and sustainable revenues, while lending itself to future acquisitions and white-label opportunities due to the ease with which other platforms can be integrated into Creatd’s ecosystem.

Vocal Platform Highlights

●	Best-in-class content creation editor: Vocal’s storytelling tools enable creators to produce beautiful and engaging stories in a simple, user-friendly format, and incorporate rich-media content of all kinds including streaming content, photos, videos, podcasts, product links, written text, and more.

●	Multiple monetization features: Creators can earn money i) every time their story is read, ii) by competing in Challenges, iii) by receiving ‘tips’, and iv) by collaborating on branded content campaigns through the Company’s in-house agency.

●	Technology-led and human-assisted moderation system ensures that Vocal’s communities remain safe and curated for all stakeholders, vital protections in a digital environment increasingly characterized by misinformation, toxicity, and hate speech.

How Creatd Generates Revenues

Platform Subscriptions

Vocal+ creators subscribe at a cost of $9.99 per month or $99 per year. Further, as the number of paid Vocal+ subscribers continue to increase, the subscriber acquisition cost (SAC) is expected to continue to decline. As of the end of third quarter 2020, acquisition costs are less than $180 per subscriber, compared to $350 per subscriber at the end of second quarter 2020 and over $1,000 per subscriber only one year ago at the end of third quarter 2019.

Marketing Partnerships

Creatd’s internal content studio, Vocal for Brands, specializes in producing branded marketing campaigns that leverage the power of the Vocal platform. Vocal for Brands pairs leading brands with authentic Vocal creators to produce story campaigns that are non-interruptive, engaging, and direct-response driven. The value per campaign ranges from $50K - $150K, depending on the duration of the campaign and client objectives.

Managed Services

Seller’s Choice, Creatd’s in-house marketing agency for direct-to-consumer (DTC) and e-commerce clients, provides direct-to-consumer brands with design, development, strategy, and sales optimization services. Acquired by Creatd in September 2019, Seller’s Choice represented an ideal acquisition candidate due to its status as an Amazon Solution Provider, and a suite of offerings complementary to Creatd’s existing business lines.

The Company’s business model is built to absorb distressed operations; we integrate only the few best components, and shed any non-essential costs. Following the acquisition, the Company optimized what was a costly and bloated operational structure, and Seller’s Choice now represents a strong driver of growth for Creatd’s revenue model.

Acquisition Strategy

Creatd’s hybrid finance and design culture is key to its acquisition strategy. Acquisition targets are companies that meet a set of opportunistic or financial standards or that are part of specific digital environments that are accretive and can seamlessly integrate into Creatd’s existing revenue lines. Creatd will continue to make strategic acquisitions such as Seller’s Choice as opportunities present themselves. Primary targets are businesses that are accretive and seamlessly integrate into Creatd’s existing revenue lines. Some of the criteria the Company considers when evaluation a potential acquisition include evaluating a potential target company’s:

●	Accretive revenues within 18 months

●	Flexible cap structure

●	Creatd (Nasdaq: CRTD) equity as currency

●	Integratable and malleable technology

●	Transparent and light operational expenses

Creatd Partners

Creatd Partners invests in early-stage and established companies, with a primary focus on DTC brands, digital platforms and technologies that support the consumer ecosystem. The size of an investment and partnership structure is flexible, typically comprising a combination of monetary investment and non-monetary contributions; each investment is tailored to ensure that every Partner is provided with the right resources to succeed. The Company has the option to either make a direct investment or introduce the Partner to its network which may be able to provide outside financing.

Beyond providing capital, Creatd Partners supports its founders and management teams with marketing, digital, strategy, and operational expertise; the Creatd team leverages its proprietary technology, audience targeting expertise, and other resources to help their portfolio companies identify avenues of potential growth for the near and long term. Vocal’s technology, Vocal for Brands, and Seller’s Choice play a pivotal role in the success of Creatd Partners’ investments.

Recent Developments

On September 15, 2020, Company consummated an underwritten public offering of 1,725,000 units of securities (the “Units”), with each Unit consisting of (i) one share of Common Stock, and (ii) one warrant to purchase one share of Common Stock (the “September 2020 Warrants”). The offering was conducted pursuant to an Underwriting Agreement, dated September 10, 2020, by and between the Company and The Benchmark Company, LLC, acting as the representative (the “Representative”) of the several underwriters named therein (the “Underwriting Agreement”). In connection with this offering, the Company granted the underwriters a 45-day option to purchase up to 258,750 shares of Common Stock and/or 258,750 warrants to purchase Common Stock to cover over-allotments, if any.

The public offering price per Unit was $4.50. The shares of Common Stock and September 2020 Warrants were issued separately and are immediately separable upon issuance. Each Warrant represents the right to purchase one share of Common Stock at an exercise price of $4.50 per share, expiring 5 years from the date of issuance.

On September 15, 2020, the Company entered into a Warrant Agreement with Pacific Stock Transfer (“Pacific Stock”), appointing Pacific Stock as Warrant Agent for the Warrants for purposes of the offering (the “Warrant Agreement”). A registration statement on Form S-1 (File No. 333-238514) relating to the offering was initially filed with the USEC on May 20, 2020, and was declared effective on September 10, 2020. Upon the closing of the Offering, Pacific Stock issued the shares of Common Stock and Warrants comprising the Units, which trade on The Nasdaq Capital Markets under the symbols CRTD and CRTDW, respectively. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated offering expenses, and excluding the exercise of any Warrants, was approximately $7.7625 million.

On October 6, 2020, the Underwriters partially exercised the over-allotment option and on October 8, 2020, purchased an additional 258,750 Warrants, generating gross proceeds, before deducting underwriting discounts and commissions, of $2,587.50.

The 258,750 Warrants were issued pursuant to the registration statement on Form S-1 (File No. 333-238514) initially filed with the SEC on May 20, 2020 and declared effective on September 10, 2020.

December 2020 Financing

On December 29, 2020, the Company, entered into securities purchase agreements (the “Purchase Agreement”) with thirty-three accredited investors (the “Investors”), whereby, at the closing, the Investors agreed to purchase from the Company an aggregate of (i) 7,778 shares of the Company’s Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), and (ii) 2,831,721 warrants (the “Warrants,” and each a “Warrant”), with each Warrant to one purchase one share of Common Stock (the “Warrant Shares”). The Series E Preferred Stock is convertible into a total of 1,887,810 shares of Common Stock (the “Conversion Shares”, and together with the “Warrant Shares”, the “Registered Shares”). The combined purchase price of one Conversion Share and one and a half Warrant was $4.12. The aggregate purchase price for the Series E Preferred Stock and Warrants was $7,777,777.77 (collectively, the “December 2020 Financing”).

The Warrants are exercisable for a term of five-years from the date of issuance, at an exercise price of $4.50 per share. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock.

In connection with the Purchase Agreement, the Company and the Investors entered into a Registration Rights Agreement pursuant to which the Company shall use its best efforts to file with SEC a registration statement within ten (10) days of the Effective Date (as defined in the Purchase Agreement) to register the Registered Shares.

The Special Equities Group, a division of Bradley Woods & Co. Ltd. (the “Placement Agent”) acted as exclusive placement agent for the transaction and received cash compensation equal to 10% of the aggregate purchase price and warrants to purchase 471,953 shares of the Company’s common stock, at an exercise price of $5.15 per share (the “PA Warrants”). The PA Warrants are exercisable for a term of five-years from the date of issuance.

The closing of the financing occurred on January 4, 2021.

Our Corporate History

Creatd, Inc., formerly Jerrick Media Holdings, Inc., is a technology company focused on the development of digital communities, marketing branded digital content, and e-commerce opportunities. Creatd’s content distribution platform, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Creatd’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

The Company was originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. (“GTPH”) as part of its plan to diversify its business.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Merger”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, pursuant to the Merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 475,000 shares of GTPH’s common stock. In connection therewith, GTPH acquired 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 39,091 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

On September 11, 2019, the Company acquired 100% of the membership interests of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”). Seller’s Choice is digital e-commerce agency based in New Jersey (see Note 4).

On September 9, 2020, the Company filed a certificate of amendment with the Secretary of State of the State of Nevada to change our name to “Creatd, Inc.”, which became effective on September 10, 2020.

Background of the Offering

See – “Recent Developments – December 2020 Financing”

THE OFFERING

Issuer	Creatd, Inc.

Shares of Common Stock offered by us	None

Shares of Common Stock offered by the Selling Stockholders	4,719,531 Shares (1)

Shares of Common Stock outstanding before the Offering	8,653,395 shares (2)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	13,372,926 shares

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Market for Common Stock	Our common stock is listed on The Nasdaq Capital Market under the symbol “CRTD.”

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 5 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	This amount consists of (i) 1,887,810 shares of Common Stock underlying the Series E Convertible Preferred Stock and (ii) 2,831,721 shares of Common Stock underlying the Warrants, issued to the Selling Stockholders in the December 2020 Financing.

(2)	The number of shares of Common Stock outstanding before and after the Offering is based on 8,653,395 shares outstanding as of December 30, 2020 and excludes the following:

●	542,687 shares of Common Stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $23.67 per share;

●	3,317,790 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $15.11 per share;

●	0 shares of the Company’s common stock underlying convertible notes; and

●	2,500,000 shares of common stock reserved for future issuance under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and 300,000 shares of common stock reserved for future issuance under the Jerrick Ventures, Inc. 2015 Incentive Stock and Award Plan (the “2015 Plan”).

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our Registration Statement on Form S-1, filed with the SEC on May 20, 2020, as amended, our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Although our shares and warrants have been approved for listing on The Nasdaq Capital Market, our shares and warrants may be subject to potential delisting if we do not meet or continue to maintain the listing requirements of The Nasdaq Capital Market, and we have been notified by The Nasdaq Capital Market of failure to comply with certain listing requirements and of a determination to delist our securities.

Our shares and warrants have been approved for listing on The Nasdaq Capital Market (“Nasdaq”) ; however, to keep our listing on Nasdaq, we are required to maintain: (i) a minimum bid price of $1.00 per share, (ii) a certain public float, (iii) a certain number of round lot shareholders and (iv) one of the following: a net income from continuing operations (in the latest fiscal year or two of the three last fiscal years) of at least $500,000, a market value of listed securities of at least $35 million or a stockholders’ equity of at least $2.5 million. On November 24, 2020, we were notified by the staff of The Nasdaq Capital Market (the “Exchange”) that, based on the Company’s financial statements at September 30, 2020 the Company was not in compliance with the Exchange’s continued listing requirements, which requires that a company’s stockholders’ equity be $2.5 million or more (the “Stockholders’ Equity Requirement”). As of September 30, 2020, the Company had a stockholders’ equity of approximately $2,402,394. In reaching this determination the Exchange also considered whether the Company met the alternatives of market value of listed securities or net income from continuing operations and the Exchange determined that the Company does not meet either alternative.

On December 8, 2020, we submitted to the Exchange our plan to regain compliance with the Stockholders’ Equity Requirement.

On January 4, 2021, we were notified by the Exchange that it has determined to delist our common stock and warrants from the Exchange based on the Company’s non-compliance with the Exchange’s (i) $5 million stockholders’ equity requirement for initial listing, (ii) the $2.5 million stockholders’ equity requirement or any of the alternatives for continued listing, and (iii) the Company’s failure to provide material information to the Exchange. The Company may appeal the Exchange’s determination and has submitted such appeal to the Exchange’s Hearings Panel (the “Panel”), which request stays any suspension or delisting action by the Exchange at least until the hearing process concludes and any extension granted by the Panel expires. An oral hearing is expected to be scheduled for early 2021.

We intend to present a detailed plan to evidence stockholders’ equity of $5 million and to address the other matters raised by the Exchange; however, there can be no assurance that the Panel will grant our request for continued listing or that the Company will evidence compliance. In the event that our appeal to the Hearings Panel is ultimately unsuccessful, our common stock and warrants could be delisted from Nasdaq. If our securities are delisted, trading will most likely take place on the OTC Marketplace operated by OTC Markets Group Inc. An investor is likely to find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market, and many investors may not buy or sell our common stock due to difficulty in accessing over-the-counter markets, or due to policies preventing them from trading in securities not listed on a national exchange or other reasons, and our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our common stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified executives and employees and to raise capital.

Risks Relating to the Offering

You may lose all of your investment.

Investing in our common stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

The market price of our common stock may be highly volatile, you may not be able to resell your shares at or above the public offering price and you could lose all or part of your investment.

The trading price of our common stock may be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

●	actual or anticipated fluctuations in our revenue and other operating results;

●

actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	issuance of our equity or debt securities, or disclosure or announcements relating thereto;

●	the lack of a meaningful, consistent and liquid trading market for our common stock;

●	additional shares of our common stock being sold into the market by us or our stockholders or the anticipation of such sales;

●	announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	changes in operating performance and stock market valuations of companies in our industry;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us;

●	regulatory developments in the United States and foreign countries; and

●	other events or factors, including those resulting from the impact of COVID-19 pandemic, war or incidents of terrorism, or responses to these events.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Additionally, any credit and security agreement that we may enter into in the future will likely contain covenants that will restrict our ability to pay dividends. Any return to stockholders will therefore be limited to the appreciation of their stock.

Sales of a substantial number of shares of our common stock in the public market by certain of our stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

An active trading market for our common stock may not be maintained.

Our stock is currently traded on The Nasdaq Capital Market, but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. If an active market for our common stock is not maintained, it may be difficult for our stockholders to sell or purchase shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and impair our ability to acquire other companies or technologies using our shares as consideration.

USE OF PROCEEDS

All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Stockholders. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Stockholders.

We will receive proceeds from any cash exercise of the Warrants. If all such Warrants are fully exercised on a cash basis, we will receive gross cash proceeds of approximately $4.50 per Warrant exercised. We expect to use the proceeds from the exercise of such warrants, if any, for general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions. We currently do not have any arrangements or agreements for any acquisitions. We cannot precisely estimate the allocation of the net proceeds from any exercise of the warrants for cash. Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. There is no assurance that the Warrants will ever be exercised for cash.

PRIVATE PLACEMENT OF WARRANTS AND SERIES E PREFERRED STOCK

On December 29, 2020 (the “Effective Date”), Creatd, Inc., a Nevada corporation (the “Company”), entered into securities purchase agreements (the “Purchase Agreement”) with thirty-three accredited investors (the “Investors”), whereby, at the closing, the Investors have agreed to purchase from the Company an aggregate of (i) 7,778 shares of the Company’s Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”); and (ii) 2,831,721 warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Series E Preferred Stock is convertible into a total of 1,887,810 shares of Common Stock (the “Conversion Shares”). The combined purchase price of one Conversion Share and one and a half Warrant was $4.12. The aggregate purchase price for the Series E Preferred Stock and Warrants was $7,777,777.77.

The Warrants are exercisable for a term of five-years from the date of issuance, at an exercise price of $4.50 per share. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock.

As further described in Item 3.03, the shares of Series E Preferred Stock have a stated value of $1,000 per share and are convertible into Common Stock at a price of $4.12 per share, subject to adjustment.

The representations and warranties contained in the Purchase Agreement were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Purchase Agreement and in the context of the specific relationship between the parties. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Purchase Agreement. The Purchase Agreement is not intended for investors and the public to obtain factual information about the current state of affairs of the parties.

In connection with the Purchase Agreement, the Company and the Investors entered into a Registration Rights Agreement (the “RRA”) pursuant to which the Company shall use its best efforts to file with the Securities and Exchange Commission a Registration Statement within ten (10) days of the Effective Date to register the shares of Common Stock underlying the Series E Preferred Stock and Warrants for resale.

The Special Equities Group, a division of Bradley Woods & Co. Ltd. (the “Placement Agent”) acted as exclusive placement agent for the transaction and received cash compensation equal to 10% of the aggregate purchase price and warrants to purchase 471,953 shares of the Company’s common stock, at an exercise price of $5.15 per share (the “PA Warrants”). The PA Warrants are exercisable for a term of five-years from the date of issuance.

The closing of the financing occurred on January 4, 2021.

Series E Preferred Convertible Stock Designation

On December 30, 2020, the Secretary of State of the State of Nevada delivered confirmation of the effective filing of the Company’s Certificate of Designations of the Preferred Stock, which established 8,000 shares of the Company’s Series E Preferred Stock, having such designations, rights and preferences as set forth therein (the “Series E Designation”).

The shares of Series E Preferred Stock have a stated value of $1,000 per share (the “Series E Stated Value”) and are convertible into Common Stock at the election of the holder of the Series E Preferred Stock, at any time following the Original Issue Date (as defined in the Series E Designation) at a price of $4.12 per share, subject to adjustment (the “Conversion Price”). Each holder of Series E Preferred Stock shall be entitled to receive, with respect to each share of Series E Preferred Stock then outstanding and held by such holder, dividends on an as-converted basis in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

The holders of Series E Preferred Stock shall be paid pari passu with the holders of Common Stock with respect to payment of dividends and rights upon liquidation and shall have no voting rights. In addition, as further described in the Series E Designation, as long as any of the shares of Series E Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock or alter or amend this Series E Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series E Preferred Stock, (c) increase the number of authorized shares of Series E Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Each share of Series E Preferred Stock shall be convertible, at any time and from time to time at the option of the holder of such shares, into that number of shares of Common Stock determined by dividing the Series E Stated Value by the Conversion Price, subject to certain beneficial ownership limitations.

Forms of the Warrants, the RRA, and the PA Warrants are incorporated as exhibits to this prospectus forms a part and are incorporated herein by reference. The summary of such agreements contained in this prospectus is qualified in its entirety by reference to the text of such agreements. We urge you to read such agreements in full.

SELLING STOCKHOLDERS

The shares of our Common Stock being offered by the Selling Stockholders are issuable upon the conversion of the Series E Preferred Stock and exercising of the Warrants. For additional information regarding the issuance of the Series E Preferred Stock and Warrants, see “December 2020 Financing” above. We are registering the shares of our Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the Registered Shares issued pursuant to the Purchase Agreement, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (and the rules and regulations thereunder) of the shares of our Common Stock by each of the Selling Stockholders.

The second column lists the number of shares of our Common Stock beneficially owned by each Selling Stockholder ownership before this Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities)

The third column lists the shares of our Common Stock being offered by this prospectus by the Selling Stockholders.

The fourth and fifth columns list the number of shares of Common Stock beneficially owned by the Selling Stockholders and their percentage ownership after the Offering shares of Common Stock (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholders as of January 6, 2021, except as otherwise noted below. The Selling Stockholders may sell all or some of the shares of Common Stock it is offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. See “Plan of Distribution.”

Selling Stockholder	Number of Shares Owned Before Offering(1)	Shares Offered Hereby (2)(3)(4)	Number of Shares Owned After Offering	Percentage of Shares Beneficially Owned After Offering(1)
Anson Investments Master Fund LP(5)	-	455,098	-	-
Anson East Master Fund LP(6)	-	151,700	-	-
L1 Capital Global Opportunities Master Fund (7)	-	303,398	-	-
Joseph Reda (8)	217,400	375,000	217,400	1.63%
The Special Equities Opportunity Fund, LLC (9)	-	606,796	-	-
Boothbay Absolute Return Strategies LP(10)	-	160,777	-	-
Boothbay Diversified Alpha Master Fund, LP(11)	-	81,942	-	-
Kingsbrook Opportunities Master Fund LP(12)	-	60,680	-	-
Hudson Bay Master Fund Ltd.(13)	-	303,398	-	-
Brio Capital Master Fund, Ltd.(14)	74,213	424,757	74,213	0.55%
Newtown Road 130 Holdings LLC(15)	-	100,000	-	-
Scott A. Sampson Trust #2(16)	262,333	60,680	262,333	1.94%
Linda Gale Sampson Trust #2(17)	309,316	60,680	309,316	2.29%
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(18)	-	303,398	-	-
Dalin Class Trust(19)	-	91,020	-	-
Richard Molinsky(20)	-	48,543	-	-
Andrew Fox(21)	-	30,340	-	-
KORR Value LP(22)	-	30,340	-	-
NY Farms Group Inc(23).	-	121,360	-	-
Gregory Castaldo(24)	83,475	366,006	83,475	0.62%
Russell Sarachek (25)	-	60,680	-	-
Thomas I Unterberg(26)	-	121,360	-	-
Mel S. Lavitt and Wendy Lavitt JTTN(27)	12,000	37,500	12,000	0.09%
Mark Allan Standish(28)	452,487	60,680	452,487	3.34%
Joseph I Waring II(29)	35,922	30,340	35,922	0.27%
Mark Wilkins(30)	11,252	30,340	11,252	0.08%
Joel A Stone Revocable Trust (31)	13,173	60,680	13,173	0.10%
James Robinson & Jennifer Robinson(32)	37,531	24,272	37,531	0.28%
R Michael Stunden(33)	23,260	6,068	23,260	0.17%
Intracoastal Capital, LLC(34)	70,588	48,543	70,588	0.53%
Richard G. David(35)	6,125	12,136	6,125	0.05%
William Rhew(36)	8,888	30,340	8,888	0.07%
Eric Goldberg(37)	2,599,200	60,680	2,599,200	18.89%

(1)	Percentages are calculated based on an aggregate of 8,653,395 shares of Common Stock outstanding as of December 30, 2020. As applicable, such percentages have been further adjusted to account for outstanding convertible securities of such Selling Stockholder.

(2)	Under the terms of the Series E Preferred Stock, the number of shares of our Common Stock that may be acquired by a Selling Stockholder upon any conversion of a share of Series E Preferred Stock is generally limited to the extent necessary to ensure that, following such conversion, such selling stockholder would not, together with its affiliates and any other persons or entities whose beneficial ownership of our common stock would be aggregated with such selling stockholder for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), beneficially own in excess of 4.99% of the total number of shares of our common stock then issued and outstanding and/or the then combined voting power of all of our voting securities (the “Exercise Limitation”). The Exercise Limitation may be increased, decreased or terminated, in each selling stockholder’s sole discretion, upon sixty-one (61) days’ prior written notice to us, provided that in no event can the Exercise Limitation be increased beyond 9.99%. If the operation of the Exercise Limitation currently limits the beneficial ownership of a selling stockholder, such limitation is noted in the footnotes that follow. In addition, as noted in footnote (3), the number of shares shown under the column titled “Number of Shares Offered” is shown without regard to the Exercise Limitation.
(3)	Under the terms of the Warrants, the number of shares of our Common Stock that may be acquired by a Selling Stockholder upon any exercise of a Warrant is generally limited to the extent necessary to ensure that, following such exercise, such selling stockholder would not, together with its affiliates and any other persons or entities whose beneficial ownership of our common stock would be aggregated with such selling stockholder for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), beneficially own in excess of 4.99% of the total number of shares of our common stock then issued and outstanding and/or the then combined voting power of all of our voting securities, with the exception of the Hudson Bay Master Fund Ltd. Warrant which includes a 9.99% exercise limitation (the “Exercise Limitation”). The Exercise Limitation may be increased, decreased or terminated, in each selling stockholder’s sole discretion, upon sixty-one (61) days’ prior written notice to us, provided that in no event can the Exercise Limitation be increased beyond 9.99%. If the operation of the Exercise Limitation currently limits the beneficial ownership of a selling stockholder, such limitation is noted in the footnotes that follow. In addition, as noted in footnote (2), the number of shares shown under the column titled “Number of Shares Offered” is shown without regard to the Exercise Limitation.
(4)	The number of shares offered hereby, for each Selling Stockholder, consists solely of the shares issuable to such selling stockholder upon conversion of the Series E Preferred Stock issued pursuant to the securities purchase agreement and the shares issuable upon exercise of the Warrants issued to such selling stockholder. The shares issuable upon conversion of the Series E Preferred Stock, and the shares issuable upon exercise of the Warrants will become eligible for sale by the selling stockholders under this prospectus only as Series E Preferred Stock and/or the Warrants are exercised. In addition, the number of shares offered hereby shown under the column titled “Number of Shares Offered” includes the maximum number of shares issuable upon the conversion of the Series E Preferred Stock and the exercise of the Warrants without regard to the Exercise Limitation described in footnote (2) and (3) above.
(5)	Represents 182,039 shares of common stock issuable upon conversion of 750 shares of Series E Preferred Stock, and 273,059 shares of common stock issuable upon exercise of the Warrants.
(6)	Represents 60,680 shares of common stock issuable upon conversion of 250 shares of Series E Preferred Stock, and 91,020 shares of common stock issuable upon exercise of the Warrants.
(7)	Represents 121,539 shares of common stock issuable upon conversion of 500 shares of Series E Preferred Stock, and 182,039 shares of common stock issuable upon exercise of the Warrants.
(8)	Number of Shares owned before offering includes 217,400 shares of Common Stock. Shares offered herein represents 150,000 shares of common stock issuable upon conversion of 618 shares of Series E Preferred Stock, and 225,000 shares of common stock issuable upon exercise of the Warrants. This number does not include shares beneficially owned by this individual under other entities.
(9)	Represents 242,718 shares of common stock issuable upon conversion of 1,000 shares of Series E Preferred Stock, and 364,078 shares of common stock issuable upon exercise of the Warrants.
(10)	Represents 64,311 shares of common stock issuable upon conversion of 264.96 shares of Series E Preferred Stock, and 96,444 shares of common stock issuable upon exercise of the Warrants.
(11)	Represents 32,777 shares of common stock issuable upon conversion of 135.04 shares of Series E Preferred Stock, and 49,165 shares of common stock issuable upon exercise of the Warrants.
(12)	Represents 24,272 shares of common stock issuable upon conversion of 100 shares of Series E Preferred Stock, and 36,408 shares of common stock issuable upon exercise of the Warrants.
(13)	Represents 121,359 shares of common stock issuable upon conversion of 500 shares of Series E Preferred Stock, and 182,039 shares of common stock issuable upon exercise of the Warrants.
(14)	Number of Shares owned before offering includes 40,880 shares of Common Stock and 33,333 shares of common stock issuable upon exercise of the Warrants. Shares offered herein represents 169,903 shares of common stock issuable upon conversion of 700 shares of Series E Preferred Stock, and 254,854 shares of common stock issuable upon exercise of the Warrants.
(15)	Represents 40,000 shares of common stock issuable upon conversion of 164.8 shares of Series E Preferred Stock, and 60,000 shares of common stock issuable upon exercise of the Warrants.
(16)	Number of Shares owned before offering includes 139,499 shares of Common Stock and 122,834 shares of common stock issuable upon exercise of the Warrants. Shares offered herein represents 24,272 shares of common stock issuable upon conversion of 100 shares of Series E Preferred Stock, and 36,408 shares of common stock issuable upon exercise of the Warrants.
(17)	Number of Shares owned before offering includes 157,724 shares of Common Stock and 151,592 shares of common stock issuable upon exercise of the Warrants. Shares offered herein represents 24,272 shares of common stock issuable upon conversion of 100 shares of Series E Preferred Stock, and 36,408 shares of common stock issuable upon exercise of the Warrants.
(18)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880. Represents 121,359 shares of common stock issuable upon conversion of 500 shares of Series E Preferred Stock, and 182,039 shares of common stock issuable upon exercise of the Warrants.

(19)	Represents 36,408 shares of common stock issuable upon conversion of 150 shares of Series E Preferred Stock, and 54,612 shares of common stock issuable upon exercise of the Warrants.
(20)	Represents 19,417 shares of common stock issuable upon conversion of 80 shares of Series E Preferred Stock, and 29,126 shares of common stock issuable upon exercise of the Warrants.
(21)	Represents 12,136 shares of common stock issuable upon conversion of 50 shares of Series E Preferred Stock, and 18,204 shares of common stock issuable upon exercise of the Warrants.
(22)	Represents 12,136 shares of common stock issuable upon conversion of 50 shares of Series E Preferred Stock, and 18,204 shares of common stock issuable upon exercise of the Warrants.
(23)	Represents 48,544 shares of common stock issuable upon conversion of 200 shares of Series E Preferred Stock, and 72,816 shares of common stock issuable upon exercise of the Warrants.
(24)	Number of Shares owned before offering includes 50,141 shares of Common Stock and 33,334 shares of common stock issuable upon exercise of the Warrants. Shares offered herein represents (i) 146,403 shares of common stock issuable upon conversion of 603.18 shares of Series E Preferred Stock, and 219,604 shares of common stock issuable upon exercise of the Warrants.
(25)	Represents 24,272 shares of common stock issuable upon conversion of 100 shares of Series E Preferred Stock, and 36,408 shares of common stock issuable upon exercise of the Warrants.
(26)	Represents 48,544 shares of common stock issuable upon conversion of 200 shares of Series E Preferred Stock, and 72,816 shares of common stock issuable upon exercise of the Warrants.
(27)	Number of Shares owned before offering includes 12,000 shares of Common Stock. Shares offered herein represents 15,000 shares of common stock issuable upon conversion of 61.8 shares of Series E Preferred Stock, and 22,500 shares of common stock issuable upon exercise of the Warrants.
(28)	Number of Shares owned before offering includes 283,018 shares of Common Stock and 169,469 shares of common stock issuable upon exercise of the Warrants. Shares offered herein represents 24,272 shares of common stock issuable upon conversion of 100 shares of Series E Preferred Stock, and 36,408 shares of common stock issuable upon exercise of the Warrants.
(29)	Number of Shares owned before offering includes 28,144 shares of Common Stock and 7,778 shares of common stock issuable upon exercise of the Warrants. Shares offered herein represents 12,136 shares of common stock issuable upon conversion of 100 shares of Series E Preferred Stock, and 18,204 shares of common stock issuable upon exercise of the Warrants.
(30)	Number of Shares owned before offering includes 11,252 shares of Common Stock. Shares offered herein represents 12,136 shares of common stock issuable upon conversion of 50 shares of Series E Preferred Stock, and 18,204 shares of common stock issuable upon exercise of the Warrants.
(31)	Number of Shares owned before offering includes 13,173 shares of Common Stock. Shares offered herein represents 24,272 shares of common stock issuable upon conversion of 100 shares of Series E Preferred Stock, and 36,408 shares of common stock issuable upon exercise of the Warrants. This number does not include shares beneficially owned by the control person of this trust under other entities.
(32)	Number of Shares owned before offering includes 37,531 shares of Common Stock. Shares offered herein represents 9,709 shares of common stock issuable upon conversion of 40 shares of Series E Preferred Stock, and 14,563 shares of common stock issuable upon exercise of the Warrants.
(33)	Number of Shares owned before offering includes 22,083 shares of Common Stock and 1,177 shares of common stock issuable upon exercise of the Warrants. Shares offered herein represents 2,427 shares of common stock issuable upon conversion of 10 shares of Series E Preferred Stock, and 3,641 shares of common stock issuable upon exercise of the Warrants.
(34)	Beneficial owners Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. Number of Shares owned before offering includes 70,588 shares of common stock issuable upon exercise of the Warrants. Shares offered herein represents 19,417 shares of common stock issuable upon conversion of 80 shares of Series E Preferred Stock, and 29,126 shares of common stock issuable upon exercise of the Warrants.
(35)	Number of Shares owned before offering includes 6,125 shares of Common Stock. Shares offered herein represents 4,854 shares of common stock issuable upon conversion of 20 shares of Series E Preferred Stock, and 7,282 shares of common stock issuable upon exercise of the Warrants.
(36)	Number of Shares owned before offering includes 6,927 shares of Common Stock and 1,961 shares of common stock issuable upon exercise of the Warrants. Shares offered herein represents 12,136 shares of common stock issuable upon conversion of 50 shares of Series E Preferred Stock, and 18,204 shares of common stock issuable upon exercise of the Warrants. This number does not include shares beneficially owned by this individual under other entities.
(37)	Number of Shares owned before offering includes 2,211,780 shares of Common Stock and 387,420 shares of common stock issuable upon exercise of the Warrants. Shares offered herein represents 24,272 shares of common stock issuable upon conversion of 100 shares of Series E Preferred Stock, and 36,408 shares of common stock issuable upon exercise of the Warrants.

Relationships with the Selling Stockholders

Neither the selling stockholders nor any of the persons that control them has had any material relationships with us or our affiliates within the past three (3) years, except for Mark Allan Standish, who has been the Executive Chairman of the Board of Directors of the Company since July 8, 2020, and Eric Goldberg, who is beneficial owner of more than 9.99% of the Company’s common stock.

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Creatd, Inc.

EXPERTS

Our consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://creatd.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 30, 2020.

●	Our Current Reports on Form 10-Q filed with the SEC on November 16, 2020.

●	Our Current Reports on Form 8-K filed with the SEC on November 16, 2020, November 19, 2020, November 25, 2020, December 9, 2020, December 18, 2020, December 23, 2020, January 5, 2021 and January 8, 2021.

●	The description of our Common Stock contained in our Registration Statement on Form S-1/A, filed with the SEC on September 2, 2020, as amended, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Creatd, Inc.

2050 Center Avenue Suite 640

Fort Lee, NJ 07024

Telephone: (201) 258-3770

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

CREATD, INC.

4,719,531 Shares of Common Stock

The date of this prospectus is January 28, 2021